NASDAQ  THE NASDAQ STOCK MARKET
        LISTING QUALIFICATIONS DEPARTMENT
        9800 BLACKWELL ROAD
        ROCKVILLE MD 20850


By Facsimile and First Class Mail

February 1, 2006

Mr. John A. Carlson
Chief Financial Officer
Alanco Technologies, Inc.
15575 North 83rd Way
Suite 3
Scottsdale, AZ 85260

Re:   Alanco Technologies, Inc. (the "Company")
      Nasdaq Symbol: ALAN

Dear Mr. Carlson:

On August 4, 2005, Staff notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and, as a result, did not comply with Marketplace Rule 4310(c)(4) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until January 31, 2006, to regain compliance with the Rule.

The Company has not regained compliance with the Rule. However, Staff notes that on January 31, 2006, the Company met all initial inclusion criteria for the Capital Market set forth in Marketplace Rule 4310(c) (except for the bid price). There, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will now be provided an additional 180 calendar day compliance period, or until July 31, 2006, to regain compliance. (1) If, at anytime before July 31, 2006, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Staff will provide written notification that it complies with the Rule. (2)
-----------------------------
(1) The 180 day period relates exclusively to the bid price deficiency. The Company may be delisted during the 180 day period for failure to maintain compliance with any other listing requirements for which it is currently on notice or which occurs during this period.
(2) Marketplace Rule 4310(c)(8)(F)states that, "Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the issuer has demonstrated an ability to maintain long-term compliance. In determining whether to monitor bid price beyond ten business days, Nasdaq will consider the following four factors: (i) margin of compliance (the amount by which the price is above the $1.00 minimum standard); (ii) trading volume (a lack of trading volume may indicate a lack of bona fide market interest in the security at the posted bid price); (iii) the market market montage (the number of market makers quoting at or above $1.00 and the size of their quotes); and, (iv) the trend of the stock price (is it up or down)."

Mr. John A. Carlson
February 1, 2006
Page 2

If compliance with the Rule cannot be demonstrated by July 31, 2006, Staff will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Staff's determination to a Listing Qualifications Panel.

In addition, Nasdaq will broadcast an indicator over its market data dissemination network noting the Company's non-compliance. The indicator will be displayed with quotation information related to the Company's securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

The Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws. If you have any questions, please do not hesitate to contact me at (301)978-8091.

Sincerely,

/s/ Jennifer L. Owen
--------------------
Jennifer L. Owen
Senior Analyst
Nasdaq Listing Qualifications